EXHIBIT 23.2

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-130243) of Kentucky First Federal Bancorp (Comapny) of our report dated September 28, 2018, on our audit of the consolidated financial statements of the Company as of June 30, 2018, and for the year ended June 30, 2018, which report is included in this annual report on Form 10-K.

/s/ BKD LLP

Louisville, Kentucky

September 28, 2018